UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 17, 2008

KOHL’S CORPORATION

(Exact name of registrant as specified in its charter)

Wisconsin	001-11084	39-1630919
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

N56 W17000 Ridgewood Drive Menomonee Falls, Wisconsin	53051
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (262) 703-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

A.

Amendments to Employment Agreements with R. Lawrence Montgomery, Kevin Mansell, Donald Brennan, Thomas Kingsbury and John Worthington

On November 17, 2008, Kohl’s Department Stores, Inc., (“KDS”) a wholly-owned subsidiary of Kohl’s Corporation (the “Company”), entered into amendments to the employment agreements between KDS and each of R. Lawrence Montgomery, Kevin Mansell, Donald Brennan, Thomas Kingsbury and John Worthington.  These amendments:

(1)  Modify and amend certain terms of the employment agreements to ensure compliance with the United States Department of Treasury’s final regulations issued pursuant to Section 409A of the Internal Revenue Code; and

(2)  Require each executive to execute a general release of all claims against KDS as a condition to the executive’s receipt of any payments or other benefits after termination of the executive’s employment.

The foregoing description of the amendments is qualified in its entirety by reference to the employment agreement amendments, copies of which are attached as exhibits to this filing and incorporated herein by reference.

B.

Corrective Stock Option Grant to R. Lawrence Montgomery

On November 11, 2008, the Kohl’s Corporation Board of Directors’ Compensation Committee unanimously approved a corrective stock option grant of 250,000 non-qualified stock options (the “Corrective Options”) to R. Lawrence Montgomery, effective November 17, 2008 (the “Grant Date”).   This grant was made to compensate Mr. Montgomery for losses he suffered in April 2004 due to an administrative error by the Company’s Human Resources staff.  At the time, it was Company policy that the Human Resources staff was responsible for keeping senior executive officers informed of upcoming option expiration dates and facilitating the exercise of those options.  As a result of incorrect information provided to Mr. Montgomery, 120,000 of Mr. Montgomery’s vested, in-the-money stock options expired without his knowledge.  The expired options had an in-the-money market value of approximately $5 million on the date they expired.

The Corrective Options were granted pursuant to the Company’s 2003 Long-Term Compensation Plan (the “Plan”).  The exercise price of the Corrective Options is $27.45 per share, which was the closing sale price of a share of the Company’s stock on the New York Stock Exchange on the Grant Date.  The Corrective Options will expire on November 17, 2015, regardless of whether Mr. Montgomery’s employment terminates prior to that time.  The Corrective Options will vest in five equal installments on the first five anniversaries of the Grant Date, provided that, upon a termination of Mr. Montgomery’s employment, the remaining unvested portion of the Corrective Options shall vest in equal installments on an annual basis over the period of time Mr. Montgomery is then contractually prohibited from engaging in activities which are competitive with those of the Company.  Provided Mr. Montgomery does not violate his non-competition restriction, each installment of the remaining unvested portion of the Corrective Options shall vest on the anniversary of the date of termination of his employment until the end of the then-applicable non-competition period, provided that such period shall not extend beyond the fifth anniversary of the Grant Date.

The Corrective Options will vest immediately upon Mr. Montgomery’s death or upon a change of control of the Company, as defined in the Plan.   All other terms of the Corrective Options are consistent with the terms of the Plan.

Item 9.01.  Financial Statements and Exhibits.

EXHIBIT INDEX

Exhibit No.	Description

99.1	Amendment to Employment Agreement between the Company and R. Lawrence Montgomery dated as of November 17, 2008
99.2	Amendment to Employment Agreement between the Company and Kevin Mansell dated as of November 17, 2008
99.3	Amendment to Employment Agreement between the Company and Donald Brennan dated as of November 17, 2008
99.4	Amendment to Employment Agreement between the Company and Thomas Kingsbury dated as of November 17, 2008
99.5	Amendment to Employment Agreement between the Company and John Worthington dated as of November 17, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  November 19, 2008

KOHL’S CORPORATION

By:  /s/ Richard D. Schepp

Richard D. Schepp

Executive Vice President

General Counsel and Secretary